EXHIBIT (d)(8)


                                    SCHEDULE
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                         THE ADVISORS' INNER CIRCLE FUND
                                       AND
                              LSV ASSET MANAGEMENT

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

         PORTFOLIO                                 FEE (IN BASIS POINTS)
         ---------                                 ---------------------
LSV Value Equity Fund                     .55% of the average daily net assets
LSV Conservative Value Equity Fund        .38% of the average daily net assets
LSV Conservative Core Equity Fund         .38% of the average daily net assets
LSV Global Value Fund                     .75% of the average daily net assets